Exhibit 10.1

EXECUTION VERSION

FACILITY AGREEMENT

dated 16 December 2016

for

Watts International Holdings Limited

JPMorgan Chase Bank, N.A.
acting as Sole Bookrunner and Sole Lead Arranger

with

J.P. Morgan Europe Limited
acting as Agent

Woolgate Exchange
25 Basinghall Street
London  EC2V 5HA

32.	Partial Invalidity	88

33.	Remedies and Waivers	88

34.	Amendments and Waivers	88

35.	Confidential Information	89

36.	Confidentiality of Funding Rates and Reference Bank Quotations	93

37.	Counterparts	95

38.	Governing Law	96

39.	Enforcement	96

40.	Attorney Representation	97

SCHEDULE 1 THE ORIGINAL PARTIES		98
	Part I The Original Obligors	98
	Part II The Original Lenders	99

SCHEDULE 2 CONDITIONS PRECEDENT		100
	Part I Conditions Precedent to Initial Utilisation	100
	Part II Conditions Precedent required to be delivered by an Additional Obligor	102

SCHEDULE 3 REQUESTS		104
	Part I Utilisation Request	104
	Part II Selection Notice	105

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		106

SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT		108

SCHEDULE 6 FORM OF ACCESSION LETTER		111

SCHEDULE 7 FORM OF RESIGNATION LETTER		112

SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE		113

SCHEDULE 9 TIMETABLES		114

THIS AGREEMENT is dated 16 December 2016 and made between:

(1)                           WATTS INTERNATIONAL HOLDINGS LIMITED, a private company limited by shares incorporated in Gibraltar having its registered office at 5 — 9  registered with Companies House of Gibraltar under incorporation number 110189 (the “Company” and the “Original Borrower”);

(2)                           THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original guarantors (together with the Company the “Original Guarantors”);

(3)                           JPMORGAN CHASE BANK, N.A. as sole bookrunner and sole lead arranger (the “Sole Bookrunner and Sole Lead Arranger” and the “Arranger”);

(4)                           THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(5)                           J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Laws” means all applicable laws, rules, and regulations of any jurisdiction applicable to the Company and each member of the Group from time to time concerning or relating to bribery or corruption, including without limitation the Proceeds of Crime Act 2015 of Gibraltar.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 December 2016.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                      the amount of its participation in any outstanding Loans; and

(b)                                      in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Levy” means any amount payable by any Finance Party or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011) and any tax in any jurisdiction levied on a similar basis or for a similar purpose in each case to the extent in force as at the date of this Agreement.

“Borrower” means the Original Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                      the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                      the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and which is a TARGET Day.

“Cash Pooling Agreement” means the agreement on notional cash pooling entered into between, among others, WATTS Water Technologies EMEA B.V. as customer and Deutsche Bank Nederland N.V. as bank.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)                                     in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                      in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                      any member of the Group or any of its advisers; or

(b)                                      another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)                       information that:

(A)                         is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or

(B)                         is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)                         is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)                    any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent.

“Consolidated Total Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice,

the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)                                      a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                      the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                       from performing its payment obligations under the Finance Documents; or

(ii)                    from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Guarantor” means WATTS Water Technologies EMEA B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands and as registered with the trade register of the Dutch Chamber of Commerce under number 08046439.

“EURIBOR” means, in relation to any Loan:

(a)                                      the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)                                      as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)                                      sections 1471 to 1474 of the Code or any associated regulations;

(b)                                      any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                       any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                      in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)                                      in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)                                       in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                      moneys borrowed (including, for the avoidance of doubt, under or pursuant to the Revolving Credit Facility Agreement) provided that in relation to any bank accounts which are subject to netting arrangements only the net balance shall be taken into account;

(b)                                      any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent (but not Trade Instruments);

(c)                                       any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                      the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)                                       receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis or where recourse is limited to customary warranties and indemnities and only to the extent of the recourse);

(f)                                        any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing classified as borrowings under GAAP;

(g)                                       any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)                                      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but in any case, not a Trade Instrument);

(i)                                          amounts raised by any issue of shares which are expressed to be redeemable mandatorily or at the option of the holder prior to the Termination Date or which are otherwise classified as borrowings under GAAP;

(j)                                         any amount of any liability classified as borrowings under GAAP under an advance or deferred purchase agreement if:

(i)                       one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; and

(ii)                    the agreement is in respect of the supply of assets or services and payment is due from the relevant member of the Group more than six months after the date of supply to it or is due to the relevant member of the Group more than six months before the date of supply to it; and

(k)                                      the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above,

but excluding all pension related, workers’ compensation and post-employment liabilities; intra-day exposures; indebtedness, liabilities or payments under Treasury Transactions except to the extent included in paragraph (g) above; obligations in respect of any licence, permit or other approval arising in the ordinary course of business; or in respect of Trade Instruments; the deferred or advance purchase price of assets or services acquired in the ordinary course of business or otherwise arising from normal trade credit; contingent obligations incurred in the ordinary course of business.

“First Repayment Instalment” mean the first instalment for repayment of the Loans due by 30 June 2017 referred to in Clause 6.1 (Repayment of Loans).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong Shareholder Loan” means the intercompany loan between Watts Water Technologies (HK) Holding Limited and the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)                                      the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)                                      the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for euro.

“Lender” means:

(a)                                      any Original Lender; and

(b)                                      any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” means:

(a)                                      1.875 per cent. per annum,

but if,

(b)                                      no Event of Default has occurred and is continuing; and

(c)                                       the Leverage Ratio in respect of the most recently completed Relevant Period is within the range set out below,

then the Margin for each Loan will be the percentage per annum set out below in the column for the Facility opposite that range:

Leverage Ratio	Facility Margin % p.a.
Greater than or equal to 1.00:1	1.875
Less than 1.00:1	1.50

However:

(i)                       any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 19.2 (Compliance Certificate));

(ii)                    if, following receipt by the Agent of the Compliance Certificate related to the relevant financial statements, that Compliance Certificate does not confirm the basis for a reduced Margin, then paragraph (b) of Clause 8.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage Ratio calculated using the figures in that Compliance Certificate;

(iii)                 while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan; and

(iv)                for the purpose of determining the Margin, the Leverage Ratio and Relevant Period shall be determined in accordance with Clause 20.1 (Financial definitions).

“Material Adverse Effect” means any event or circumstance which, after taking into account all relevant circumstances has a material adverse effect on:

(a)                                      the business, assets, or financial condition of the Group taken as a whole (provided that an event (or series of events) or circumstance which is or is reasonably likely to affect the ability of the Group to satisfy the financial covenant (when tested) shall not for that reason alone be deemed to have a material adverse effect on the business, assets or financial condition of the Group);

(b)                                      the ability of the Obligors taken as a whole to perform their payment obligations under any Finance Document to which it is a party; or

(c)                                       the validity  or enforceability against any Obligor of any Finance Document to which it is a party taken as a whole.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                       if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means in relation to the Company, the unaudited consolidated (but excluding Apex Valves Ltd) financial statements of the Group for the financial year ended 31 December 2015.

“Original Obligor” means the Original Borrower and the Original Guarantors.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Reorganisation” means a reorganisation (including an amalgamation, demerger, merger, consolidation or corporate reconstruction) (including, without limitation, pursuant to a liquidation or winding up) involving the business or assets of, or shares of (or other interests in), any member of the Group (excluding the Company) where:

(a)                                      all of the business, assets and shares of (or other interests in) the relevant member of the Group continue to be owned directly or indirectly by the Company in the same or a greater percentage as prior to such reorganisation, save for:

(i)                                     the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of such Permitted Reorganisation; or

(ii)                                  the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:

(A)                   as a result of a disposal permitted under, but subject always to the terms of, this Agreement; or

(B)                    as a result of a cessation of business or solvent winding-up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or

(C)                   as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; and

(iii)                               if involving an Obligor:

(A)                          all of the business and assets of that Obligor are retained by one or more Obligors; and

(B)                   the surviving entity(ies) of that reorganisation is (are) liable under the Finance Documents for the obligations of that Obligor and, if the reorganisation involves a Borrower, that Borrower will be the surviving entity of the reorganisation; and

(iv)                              the Finance Parties (or the Agent on their behalf) will continue to have the same or substantially equivalent guarantees; and

(v)                                 no Event of Default is continuing on the date of the proposed reorganisation or would occur as a result of it; or

(b)                                      any other reorganisation, amalgamation, demerger, merger or corporate reconstruction approved by the Majority Lenders.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied by the Agent at its request by the Reference Banks:

(a)                                      (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)                                      if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means the principal London offices of such entities as may be appointed by the Agent from time to time in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the European interbank market.

“Repayment Date” means each date for the repayment of the aggregate amounts outstanding under the Loans referred to in Clause 6.1 (Repayment of Loans).

“Repayment Instalment” means each instalment for repayment of the Loans referred to in Clause 6.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), 18.9 (No default), 18.11 (Pari passu ranking) and 18.13 (Sanctions).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Person” means any person with an interest (direct or indirect) in the shares of the Company together with any Subsidiary or other Affiliate of such a person which is not a member of the Group.

“Revolving Credit Facility Agreement” means the credit agreement dated 12 February 2016 between, among others, Watts Water Technologies, Inc., JPMorgan Chase Bank, N.A. as administrative agent and Citizens Bank, N.A. as documentation agent.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person owned or controlled by any such person.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Shareholder Loan” means any loan, or any instrument or agreement evidencing a loan (as the case may be) made to the Company or any other member of the Group by a Restricted Person including, for the avoidance of doubt, the Hong Kong Shareholder Loan.

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling immediately prior to the first anniversary of the initial Utilisation Date.

“Total Commitments” means the aggregate of the Commitments being €110,000,000 at the date of this Agreement.

“Trade Instrument” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                      the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Parent” means Watts Water Technologies, Inc., a Delaware corporation.

“US” means the United States of America.

“US Tax Obligor” means:

(a)                                      a Borrower which is resident for tax purposes in the US; or

(b)                                      an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)                                      any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                      any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2                         Construction

(a)                                      Unless a contrary indication appears, any reference in this Agreement to:

(i)                       the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)                    “assets” includes present and future properties, revenues and rights of every description;

(iii)                 a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)                a “group of Lenders” includes all the Lenders;

(v)                   “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)             a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)          a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                a time of day is a reference to London time.

(b)                                      The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)                                       Section, Clause and Schedule headings are for ease of reference only.

(d)                                      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                                       A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3                         Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

“$”, “USD” and “US Dollars” denote the lawful currency for the time being of the United States of America.

1.4                         Third party rights

(a)                                      Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                      Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.                                THE FACILITY

2.1                         The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro term loan facility in an aggregate amount equal to the Total Commitments.

2.2                         Finance Parties’ rights and obligations

(a)                                      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                      The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)                                       A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.                                PURPOSE

3.1                         Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility for general corporate purposes.

3.2                         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                CONDITIONS OF UTILISATION

4.1                         Initial conditions precedent

(a)                                      The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)                                      Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2                         Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                      no Default is continuing or would result from the proposed Loan; and

(b)                                      the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                         Maximum number of Loans

(a)                                      A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Loan would be outstanding.

(b)                                      A Borrower may not request that a Loan be divided.

SECTION 3

UTILISATION

5.                                UTILISATION

5.1                         Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                         Completion of a Utilisation Request

(a)                                      The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                       the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                    the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                 the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)                                      Only one Loan may be requested in the Utilisation Request.

5.3                         Currency and amount

(a)                                      The currency specified in the Utilisation Request must be euros.

(b)                                      The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of €110,000,000.00 or, if less, the  Available Facility.

5.4                         Lenders’ participation

(a)                                      If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                      The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                       The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5                         Cancellation of Commitment

The Commitments which, at that time, are unutilised  shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                REPAYMENT

6.1                         Repayment of Loans

The Borrowers shall repay the aggregate Loans in instalments by repaying on each Repayment Date an amount which, save as adjusted by Clause 6.3 (Effect of prepayment on scheduled repayments), reduces the amount of the outstanding aggregate Loans by an amount equal to the amount as set out in the table below:

Repayment Date falling:	Repayment Instalment (in EUR)
30 June 2017	15,000,000
29 September 2017	15,000,000
Termination Date	The remaining balance

6.2                         Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

6.3                         Effect of prepayment on scheduled repayments

If any of the Loans are prepaid in accordance with Clause 7.4:

(a)                                      then at any time on or prior to 30 June 2017 the amount of the First Repayment Instalment will be reduced by the amount of the Loans prepaid (as the case may be);

(b)                                      then, at any time when no amount remains outstanding in respect of the First Repayment Instalment (the time at which this is the case being the “First Amortisation Date”), the amount of each other Repayment Instalment will reduce pro rata across each outstanding Repayment Instalment by the amount of Loans prepaid (as the case may be).

6.4                         Non-Business Days

If Repayment Date would otherwise fall on a day which is not a Business Day, that Repayment Date will instead fall on the preceding Business Day in that calendar month.

7.                                PREPAYMENT AND CANCELLATION

7.1                         Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                      upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)                                       to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2                         Change of control

(a)                                      If at any time the US Parent ceases directly or indirectly to control the Company:

(i)                       the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                    a Lender shall not be obliged to fund a Utilisation; and

(iii)                 if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

(b)                                      For the purpose of paragraph (a) above “control” means:

(i)                       the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) directly or indirectly to appoint directors or other equivalent officers of the Company which control 30 per cent. or more of the votes which may be cast at a meeting of the board of directors of the Company; or

(ii)                    ownership directly or indirectly of more than 30 per cent. of the issued voting share capital of the Company.

7.3                         Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000) of the Available Facility.  Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4                         Voluntary prepayment of Loans

(a)                                      A Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of €1,000,000).

(b)                                      A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.5                         Right of replacement or repayment and cancellation in relation to a single Lender

(a)                                      If:

(i)                       any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)                    any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)                                      On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                       On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)                                     If:

(i)                       any of the circumstances set out in paragraph (a) above apply to a Lender; or,

(ii)                    an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this

Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)                                      The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)                       the Company shall have no right to replace the Agent;

(ii)                    neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)                 in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)                the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)                                        A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

7.6                         Restrictions

(a)                                     Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                      Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                       No Borrower may reborrow any part of the Facility which is prepaid.

(d)                                      The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                       No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                        If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)                                       If all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

8.                                INTEREST

8.1                         Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                      Margin; and

(b)                                      EURIBOR.

8.2                         Payment of interest

(a)                                      The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

(b)                                      If the Compliance Certificate received by the Agent which relates to the relevant financial statements shows that a higher Margin should have applied during a certain period, then the Company shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)                                       If the Compliance Certificate received by the Agent which relates to the relevant financial statements shows that a lower Margin should have applied during a certain period, then the Agent shall apply such amounts necessary to put the Company in the position it would have been in had the appropriate rate of the Margin applied during such period towards prepayment of the Facility.

8.3                         Default interest

(a)                                      If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.0 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                                      If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                       the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                    the rate of interest applying to the overdue amount during that first Interest Period shall be 2.0 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                                       Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                         Notification of rates of interest

(a)                                      The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)                                      The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

9.                                INTEREST PERIODS

9.1                         Selection of Interest Periods

(a)                                      A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                      Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)                                       If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one Month.

(d)                                      Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of one, two or three Months or any other period agreed between the Company, the Agent and all the Lenders. In addition a Borrower (or the Company on its behalf) may select an Interest Period of a period of less than one Month, if necessary to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(e)                                       An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)                                        Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2                         Changes to Interest Periods

(a)                                      Prior to determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(b)                                      If the Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.

9.3                         Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the preceding Business Day in that calendar month.

9.4                         Consolidation and division of Loans

(a)                                      Subject to paragraph (b) below, if two or more Interest Periods:

(i)                       relate to Loans made to the same Borrower; and

(ii)                    end on the same date,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)                                      Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.                         CHANGES TO THE CALCULATION OF INTEREST

10.1                        Unavailability of Screen Rate

(a)                                       Interpolated Screen Rate:  If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)                                       Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(i)                       Euro; or

(ii)                    the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for Euro and for a period equal in length to the Interest Period of that Loan.

(c)                                        Cost of funds:  If paragraph (b) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period there shall be no EURIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2                  Calculation of Reference Bank Rate

(a)                                      Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)                                      If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3                  Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4                  Cost of funds

(a)                                      If this Clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)                       the Margin; and

(ii)                    the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two Business Days of the first day of that Interest Period (or, if earlier, on the date falling 5 Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)                                      If this Clause 10.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)                                       Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.5                  Break Costs

(a)                                      Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                      Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.                         FEES

11.1                  Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the time agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.                         TAX GROSS UP AND INDEMNITIES

12.1                  Definitions

(a)                                      In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)                                      Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2                  Tax gross-up

(a)                                      Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                      The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Agent accordingly.   Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                                       If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                       Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3                  Tax indemnity

(a)                                      The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                      Paragraph (a) above shall not apply:

(i)                       with respect to any Tax assessed on a Finance Party:

(A)                 under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                 under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)                 under the laws of the Netherlands to the extent such Tax becomes payable as a result of such Finance Party having a substantial interest (aanmerkelijk belang) in an Obligor resident for tax purposes in the Netherlands as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                    to the extent a loss, liability or cost:

(A)                 is compensated for by an increased payment under Clause 12.2 (Tax gross-up), Clause 12.6 (Stamp taxes), or Clause 12.7 (VAT);

(B)                 would have been compensated for by an increased payment under Clause 12.6 (Stamp taxes), or Clause 12.7 (VAT) but was not so compensated solely because one of the exclusions in such Clause applied; or

(C)                 relates to any Bank Levy; or

(D)                 relates to a FATCA Deduction required to be made by a Party.

(c)                                       A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                                      A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4                  Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                      a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)                                      that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5                  Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such Tax payable in connection with entering into a Transfer Certificate, or Assignment Agreement or other Finance Documents pursuant to which a Lender transfers, assigns, novates, or otherwise disposes of any of its rights or obligations under a Finance Document (in each case a “Transfer, Assignment or Disposal”) other than where the Transfer, Assignment or Disposal follows an Event of Default or is requested by the Borrower.

12.6                  VAT

(a)                                      All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)                                      If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                       (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must

(where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                                       Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                      Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or equivalent term in any other applicable VAT legislation).

(e)                                       In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7                  FATCA Information

(a)                                      Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                       confirm to that other Party whether it is:

(A)                 a FATCA Exempt Party; or

(B)                 not a FATCA Exempt Party;

(ii)                    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)                 supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)                                      If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                                       Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                       any law or regulation;

(ii)                    any fiduciary duty; or

(iii)                 any duty of confidentiality.

(d)                                      If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8                  FATCA Deduction

(a)                                      Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                                      Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.                         INCREASED COSTS

13.1                  Increased costs

(a)                                      Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                      In this Agreement:

“Basel III” means:

(i)                         the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guisance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)                      the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

any further guidance or standards published by the Basel Committee on Banking Supervision related to “Basel III”.

“CRD IV” means:

(i)                         Regulation (EU) No 575/2013 of the European Parliament of the Council of 26 June 2013 on prudential requirements for credit intuitions and investment firms; and

(ii)                      Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit intuitions and the prudential supervision of credit intuitions and investment firms.

“Increased Costs” means:

(i)                         a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                      an additional or increased cost; or

(iii)                   a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                  Increased cost claims

(a)                                      A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                                      Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                  Exceptions

(a)                                      Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                       attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                    attributable to a FATCA Deduction required to be made by a Party;

(iii)                 compensated for by Clause 12.3 (Tax indemnity), Clause 12.6 (Stamp taxes), or Clause 12.7 (VAT) (or would have been compensated for under Clause 12.3 (Tax indemnity), Clause 12.6 (Stamp taxes), or Clause 12.7 (VAT) but was not so compensated solely because any of the exclusions in such Clause applied); or

(iv)                would have been compensated for by an increased payment under Clause 12.6 (Stamp taxes), or Clause 12.7 (VAT) but was not so compensated solely because one of the exclusions in such Clause applied;

(v)                   relates to any Bank Levy;

(vi)                attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document;

(vii)             attributable to the implementation or application of, or compliance with, the “Internal Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (but excluding any amendment arising to Basel II out of Basel III or CRD IV in the form as at the date of this Agreement, unless the relevant Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became a Finance Party under this Agreement); or

(viii)          attributable to Basel III or CRD IV to the extent the relevant Finance Party was aware or should have reasonably been aware of that Increased Cost on the date on which it became a Finance Party under this Agreement.

(b)                                      In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.                         OTHER INDEMNITIES

14.1                  Currency indemnity

(a)                                      If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                       making or filing a claim or proof against that Obligor;

(ii)                    obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                      Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                  Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                      the occurrence of any Event of Default;

(b)                                      a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)                                       funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                      a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3                  Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                      investigating any event which it reasonably believes is an Event of Default;

(b)                                      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)                                       instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.4                  Indemnity to the Arranger

Each Obligor shall shall within 5 Business Days of demand indemnify each Arranger against any cost, expense, loss or liability (including without limitation legal fees) reasonably incurred by or awarded against that Arranger in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)                                      the use of the proceeds of the Facility;

(b)                                      any Finance Document; and/or

(c)                                       the arranging or underwriting of the Facility.

15.                         MITIGATION BY THE LENDERS

15.1                  Mitigation

(a)                                      Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                      Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                  Limitation of liability

(a)                                      The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                      A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.                         COSTS AND EXPENSES

16.1                  Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                      this Agreement and any other documents referred to in this Agreement; and

(b)                                      any other Finance Documents executed after the date of this Agreement.

16.2                  Amendment costs

If:

(a)                                      an Obligor requests an amendment, waiver or consent; or

(b)                                      an amendment is required pursuant to Clause 28.9 (Change of currency),

the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                  Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.                         GUARANTEE AND INDEMNITY

17.1                  Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                      guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                      undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                       agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2                  Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3                  Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4                  Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                      any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                      the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                       the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                       any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                        any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                       any insolvency or similar proceedings.

17.5                  Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6                  Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                      hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7                  Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)                                      to be indemnified by an Obligor;

(b)                                      to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                       to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                      to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)                                       to exercise any right of set-off against any Obligor; and/or

(f)                                        to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.8                  Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                      that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                      each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9                  Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10           Guarantee Limitations

The guarantee created under this Clause 17 does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of Companies Act 2006 or section 100(1) of the Companies Act 2014 of Gibraltar and, with respect to any Additional Guarantor is subject to the limitations set out in the Accession Letter applicable to such Additional Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.                         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1                  Status

(a)                                      It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                      It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)                                       It is resident for tax purposes only in its jurisdiction of incorporation.

18.2                  Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3                  Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                      any law or regulation applicable to it;

(b)                                      its constitutional documents; or

(c)                                       any agreement or instrument binding upon it or any of its assets in any material respect.

18.4                  Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5                  Validity and admissibility in evidence

All Authorisations required:

(a)                                      to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                      to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6                  Governing law and enforcement

(a)                                      The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)                                      Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7                  Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document.

18.8                  No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9                  No default

(a)                                      No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                                      No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.10           Financial statements

(a)                                      Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(b)                                      Its Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Company).

(c)                                       There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

18.11           Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12           No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

18.13           Anti-Corruption Laws and Sanctions

(a)                                      Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by each Obligor, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Obligor, their Subsidiaries and their respective directors and officers and, to the knowledge of each Obligor, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.

(b)                                      None of (i) the Obligors, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of each Obligor, any agent of the Obligors or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established by this Agreement, is a Sanctioned Person.

(c)                                       No Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

18.14           US Obligor

It is not a US Tax Obligor.

18.15           Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)                                      the date of each Utilisation Request and the first day of each Interest Period; and

(b)                                      in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.                         INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                  Financial statements

The Company shall supply to the Agent as soon as practicable, but in any event within 45 days of each Quarter Date (or, if earlier, the date five days after the date by which Watts Water Technologies, Inc. shall be required to submit its Form 10-Q (or any successor form) to the United States Securities and Exchange Commission with respect to the financial quarter ending on the relevant Quarter Date) its consolidated (but excluding Apex Valves Ltd) unaudited financial statements for the financial quarter ending on the relevant Quarter Date; provided that, in the case of a Quarter Date that is also the end of the Financial Year of the Group (being 31 December), the Company shall, as soon as practicable, but in any event within 90 days of the end of the Financial

Year (or, if earlier, the date five days after the date by which Watts Water Technologies, Inc. shall be required to submit its form 10-K (or any successor form) to the United States Securities and Exchange Commission with respect to such Financial Year) supply to the Agent its consolidated (but excluding Apex Valves Ltd) unaudited financial statements for the Financial Year ending 31 December

19.2                  Compliance Certificate

(a)                                      The Company shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up in addition to any other confirmations or certifications required by the form of Compliance Certificate set out in Schedule 8 (Form of Compliance Certificate).

(b)                                      Each Compliance Certificate shall be signed by a director of the Company.

19.3                  Requirements as to financial statements

(a)                                      Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                                      The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)                                       The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)                       a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)                    sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4                  Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                      promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(b)                                      promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.5                  Notification of default

(a)                                      Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                      Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6                  Use of websites

(a)                                      The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)                       the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                    both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                 the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                      The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                                       The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                       the Designated Website cannot be accessed due to technical failure;

(ii)                    the password specifications for the Designated Website change;

(iii)                 any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                   the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                      Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

19.7                  “Know your customer” checks

(a)                                      If:

(i)                       the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                    any change in the status of an Obligor or its shareholders after the date of this Agreement; or

(iii)                 a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                      Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                                       The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)                                      Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.                         FINANCIAL COVENANTS

20.1                  Financial definitions

“Acquired EBITDA” means, in respect of any Relevant Period, the consolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for the Relevant Period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such Relevant Period

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of any Financial Indebtedness of members of the Group (on a consolidated basis) other than:

(a)                                      any Financial Indebtedness owed by one member of the Group to another member of the Group;

(b)                                      any Financial Indebtedness owed by any member of the Group to any Restricted Person under any Shareholder Loan and any other amounts owing to Restricted Persons by a member of the Group;

(c)                                       any Financial Indebtedness owed by the Dutch Guarantor from time to time that constitutes a Revolving Loan (as defined in the Revolving Credit Facility Agreement);

(d)                                      in relation to the minority interests line in the balance sheet of any member of the Group; and

(e)                                       the amount of any liability of pension obligations of the Group.

“Cash” means, at any time (without double counting), cash at bank or in hand or any credit balance on an account to which a member of the Group (or together with other members of the Group) is beneficially entitled (together, when used in this definition “moneys”) and for so long as:

(a)                                      repayment of those moneys are not contingent on the prior discharge of any other indebtedness of any member of the Group (other than Financial Indebtedness included in the calculation of Consolidated Total Gross Debt);

(b)                                      there is no Security over those moneys except for any Security arising under the Cash Pooling Agreement; and

(c)                                       such moneys are capable of being applied in repayment or prepayment of the Facility within 60 days without any condition other than the lapse of time and notice (together with any ordinary course administrative clearances, if any) being given having to be fulfilled.

“Cash Balance” means, in respect of any Relevant Period, the ratio of Cash and Cash Equivalents (as defined in the Revolving Credit Facility Agreement) held by the Company and its Subsidiaries on the last day of that Relevant Period to Consolidated Total Gross Debt in respect of that Relevant Period.

“Consolidated EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group from ordinary activities before taxation (excluding the results from discontinued operations):

(a)                                      before deducting any accrued interest, commission, fees, discounts, premiums or charges and other finance payments payable by any member of the Group (calculated on a consolidated basis) whether paid, payable or capitalised in respect of Financial Indebtedness;

(b)                                      not including any accrued interest owing to any member of the Group;

(c)                                       after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group and taking no account of the reversal of any previous impairment charge made in that Relevant Period (including amortisation, depreciation or impairment of any goodwill arising on any acquisition not prohibited under the terms of this Agreement);

(d)                                      before taking into account any Exceptional Items;

(e)                                       before deducting any Transaction Costs;

(f)                                        after including the amount of any profit (or deducting any loss) of any member of the Group which is attributable to minority interests but after deducting the amount of any dividends or other profit distributions (net of any applicable withholding tax or gross-up obligation) paid in cash to any minority shareholders  which are not members of the Group in respect of their minority interests in any member of the Group;

(g)                                       after deducting the amount of any profit (or adding back any loss) of any Non-Group Entity to the extent that the amount of the profit included in the Financial Statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity and after including the amount actually received in cash by members of the Group through dividends or other profit distributions from any Non Group Entity;

(h)                                      before taking into account any gains or losses (whether realised or unrealised and including those arising on translation of currency debt) or any cash receipts or any other payments on any Treasury Transaction;

(i)                                          before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2015 and the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of business) during that Relevant Period;

(j)                                         before taking into account any Pension Items;

(k)                                      plus any amounts received under business interruption insurance (or its equivalent); and

(l)                                          excluding the charge to profit represented by the expensing of stock options and any expense referable to equity settled share based compensation of employees or management or, profit sharing schemes, or compensation or payments to departing management, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Consolidated Total Gross Debt” means the principal amount of all Borrowings of the Company and its Subsidiaries.

“Exceptional Items” means any items of a one-off or non-recurring, extraordinary or exceptional nature which represent gains or losses including those arising on:

(a)                                      the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)                                      disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write downs or impairment; and

(c)                                       disposals of assets associated with discontinued operations.

“Financial Statements” means the relevant financial statements delivered to the Agent pursuant to Clause 19.1 (Financial statements).

“Financial Year” means the annual accounting period of the Group ending on or about 31 December.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Gross Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current cash service costs attributable to the scheme.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year of the Group.

“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Relevant Period” means each period of four consecutive Quarter Periods ending on a Quarter Date.

“Transaction Costs” means all fees, commissions, costs and expenses, stamp, registration and other taxes incurred (or required to be paid) by the Company or any other member of the Group in connection with the Finance Documents and any acquisition, disposal or investment not prohibited under the terms of this Agreement or any amendments to the Finance Documents and, in each case, the negotiation, preparation, execution, notarisation and registration of all related documentation.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

20.2                  Financial conditions

The Company shall ensure that:

(a)                                      Cash Balance: the Cash Balance as at the last day of each Relevant Period (commencing with the Relevant Period ending on the first Quarter Date falling after the date of this Agreement) shall not be less than 1.0:1.0.

(b)                                      Leverage Ratio: the Leverage Ratio as at the last day of each Relevant Period (commencing with the Relevant Period ending on the first Quarter Date falling after the date of this Agreement) shall not exceed 2.5:1.0.

(c)                                       Debt Incurrence: the undertaking set out in Clause 21.11 (Indebtedness) shall be complied with at all times throughout the life of the Facility (commencing with the date of this Agreement).

(d)                                      The undertakings in paragraphs (a) to (c) of this Clause 20.2 shall continue for so long as any sum remains payable under the Finance Documents.

20.3                  Financial testing

(a)                                      The financial covenants set out in Clause 20.2 (Financial conditions) above shall be tested on delivery of a Compliance Certificate in accordance with Clause 19.2 (Compliance Certificate).

(b)                                      Subject to paragraph (c) below, the components of each definition in Clause 20.1 (Financial definitions) shall be calculated in accordance with this Agreement and as applicable with GAAP and tested by reference to the applicable Financial Statements and each Compliance Certificate delivered with such Financial Statements after taking into account any adjustment to the Financial Statements necessary to reflect the information delivered to the Agent pursuant to paragraph (c) of Clause 19.3 (Requirements as to financial statements), if any.

(c)                                       To the extent the Consolidated EBITDA needs to be calculated for permitting any transaction or making any determination under this Agreement (including on a pro forma basis) for any Relevant Period in relation to which no Compliance Certificate is available, the calculation of the Consolidated EBITDA shall include the actual results of the Group prior to the date of this Agreement.

(d)                                      In respect of any Relevant Period, the exchange rate used in calculating the financial covenants set out in Clause 20.2 (Financial conditions) shall be taken as at the final day of the Relevant Period on the basis of the weighted average exchange rates used for determining the financial covenants as certified by the chief executive officer, chief financial officer or a director of the Company.

(e)                                       For the purpose of calculating any financial covenant (including financial definitions or component thereof) or related usage or permission:

(i)                       there shall be included in determining Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to the relevant acquisition) an amount (if any) equal to the amount of Acquired EBITDA the acquisition of which was not funded

(directly or indirectly) from the proceeds of a Revolving Loan (as defined in the Revolving Credit Facility Agreement) to the extent such Revolving Loan is still outstanding (ignoring for these purposes, for the avoidance of doubt, any prepayment or repayment of such Revolving Loan to the extent funded from the proceeds of another Revolving Loan);

(ii)                    there shall be excluded in determining Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant sale, transfer or disposition), the earnings before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period.

21.                         GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1                  Authorisations

Each Obligor shall promptly:

(a)                                      obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                      supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2                  Compliance with laws

(a)                                      Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)                                      Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by each Obligor, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

21.3                  Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)                                      No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                      No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)                       sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                    sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                 enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                       Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)                         any Security or Quasi-Security entered into in connection with the Cash Pooling Agreement;

(ii)                      any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including, for the avoidance of doubt, pursuant to the Cash Pooling Agreement);

(iii)                   any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)                 hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)                 its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)                  any lien arising by operation of law and in the ordinary course of trading;

(v)                     any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                 the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                 the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group (other than as a result of capitalisation of interest and accrual of any default interest); and

(C)                 the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset (save to the extent that such Security or Quasi-Security constitutes permitted security under another paragraph of this clause);

(vi)                  any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                 the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)                 the principal amount secured has not increased in contemplation of or since the acquisition of that company (other than as a result of capitalisation of interest and accrual of any default interest); and

(C)                 the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group (save to the extent that such Security or Quasi-Security constitutes permitted security under another paragraph of this clause);

(vii)               any Security or Quasi-Security entered into pursuant to any Finance Document; or

(viii)            any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)                  any Security or Quasi-Security arising as a result of any of the Obligors being included in a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction; or

(x)                     any Security or Quasi-Security not otherwise permitted pursuant to the preceding paragraphs above securing indebtedness in an aggregate principal amount outstanding not exceeding EUR10,000,000 (or its equivalent in another currency or currencies).

21.4                  Disposals

(a)                                      No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                                      Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                       permitted under the terms of the Revolving Credit Facility Agreement;

(ii)                    from one member of the Group to another member of the Group;

(iii)                 made in the ordinary course of trading of the disposing entity;

(iv)                of shares pursuant to any redemption of shares in any member of the Group;

(v)                   of assets in exchange for other assets comparable or superior as to type, value and quality; or

(vi)                disposals of assets where the aggregate net cash consideration for the assets so disposed of (ignoring any earn out which may become payable) does not exceed an amount equal to 15% of Consolidated Total Assets (as per the Group’s latest financial statements delivered to the Agent under Clause 19.1 (Financial statements) or, if none have yet been so delivered at the relevant time, the Original Financial Statements) over the life of the Facility.

21.5                  Merger

(a)                                      No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)                                      Paragraph (a) above does not apply to any Permitted Reorganisation or any sale, lease, transfer or other disposal permitted pursuant to Clause 21.4 (Disposals).

21.6                  Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group (as a whole) from that carried on at the date of this Agreement.

21.7                  Sanctions and Anti-Corruption

The Borrower will not request any Utilisation, and each Obligor shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Utilisation :

(a)                                      in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws;

(b)                                      for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state; or

(c)                                       in any manner that would result in the violation of any Sanctions applicable to any party hereto.

21.8                  Restriction of Payment of Dividends

(a)                                      No Obligor will, and each Obligor will ensure that none of its Subsidiaries will declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital (together a Dividend) until the Facility has been repaid in full except payment of a Dividend by a Subsidiary of the Company to its direct shareholders or to other members of the Group (provided, in each case, that such shareholder shall not be a Restricted Person).

(b)                                      Paragraph (a) above shall not apply to any Dividend made by the Company (to a Restricted Person or otherwise) using the proceeds of the Facility.

21.9                  Permitted Payments

(a)                                      Except as permitted under paragraph (b) below, no Obligor shall (and the Company will ensure that no other member of the Group will):

(i)                       discharge, exchange, pay, repay or prepay any principal, interest, fee, charge or other amount on or in respect of, or redeem, purchase or defease, any Shareholder Loans or any other amount owing to a Restricted Person; or

(ii)                    make any investment in, or pay any fee or commission (including any management or advisory fee) or make any advance or other kind of payment to, or to the order of, a Restricted Person.

(b)                                      Paragraph (a) above does not apply to:

(i)                       any payment that is funded from the proceeds of the Utilisation;

(ii)                    any payment of fees, costs and expenses pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses);

(iii)                 any payment permitted under Clause 21.8 (Restriction of Payment of Dividends); and

(iv)                any payment of accrued interest in respect of any Shareholder Loan in accordance with the terms of such Shareholder Loan.

21.10           Indebtedness

(a)                                      No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, incur any Financial Indebtedness in an aggregate amount (on a consolidated basis) in excess of EUR10,000,000 over the life of the Facility.

(b)                                      Paragraph (a) above does not apply to any Financial Indebtedness:

(i)                       arising under Shareholder Loans;

(ii)                    owed by one member of the Group to another member of the Group; or

(iii)                 incurred by the Dutch Guarantor that constitutes a Revolving Loan (as defined in the Revolving Facility Credit Agreement).

22.                         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.13 (Acceleration)).

22.1                  Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)                                      its failure to pay is caused by:

(i)                       administrative or technical error; or

(ii)                    a Disruption Event; and

(b)                                      payment is made within three Business Days of its due date.

22.2                  Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3                  Other obligations

(a)                                      An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)                                      No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4                  Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within the earlier of 20 Business Days of the Agent giving notice to the Company or the relevant Obligor and the Company or an Obligor becoming aware of the misrepresentation.

22.5                  Cross default

(a)                                      Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)                                      Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                       Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                                      Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                       No Event of Default will occur under this Clause 22.5:

(i)                       if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €5,000,000 (or its equivalent in any other currency or currencies);

(ii)                    if the Financial Indebtedness is owed to another member of the Group;

(iii)                 if the Financial Indebtedness is owed in respect of a Shareholder Loan; or

(iv)                as a result of any Treasury Transaction becoming due and payable prior to its specified maturity as a result of an automatic early termination event (however described) under such Treasury Transaction due to the insolvency of the counterparty to such Treasury Transaction or a credit support provider for or specified entity of such counterparty.

22.6                  Insolvency

(a)                                      A member of the Group:

(i)                       is unable or admits inability to pay its debts as they fall due;

(ii)                    suspends making payments on any of its debts; or

(iii)                 by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)                                      A moratorium is declared in respect of any indebtedness of any member of the Group.

(c)                                       No Event of Default will occur under this Clause 22.6 if such event or circumstance as described in (a) above arises solely as a result of balance sheet liabilities exceeding balance sheet assets.

22.7                  Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                      the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group;

(b)                                      a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)                                       the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)                                      enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in the jurisdiction of incorporation of the relevant member of the Group.

This Clause 22.7 shall not apply to (i) any winding-up petition which is frivolous or vexatious or is being contested in good faith or is discharged and which is discharged, stayed or dismissed within 20 Business Days of commencement or (ii) any transaction permitted by this Agreement.

22.8                  Creditors’ process

(a)                                      Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

(b)                                      No Event of Default would occur under this Clause if the value of assets affected is less than EUR 5,000,000 or if the process is discharged within 20 Business Days.

22.9                  Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents provided that such event is, or could reasonably be expected to be, materially adverse to the interests of the Lenders under the Finance Documents.

22.10           Repudiation

An Obligor repudiates a Finance Document or evidences in writing an intention to repudiate a Finance Document.

22.11           Material adverse change

At any time any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.

22.12           Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                      cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                      declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                       declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

23.                         CHANGES TO THE LENDERS

23.1                  Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)                                      assign any of its rights; or

(b)                                      transfer by novation any of its rights and obligations;

(c)                                       sub-participate any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2                  Conditions of assignment or transfer

(a)                                      The consent of the Company is required for an assignment or transfer or sub-participation by an Existing Lender, unless the assignment or transfer is:

(i)                       to its Affiliate, a Related Fund, another Lender or an Affiliate of a Lender; or

(ii)                    made at a time when an Event of Default is continuing.

(b)                                      The consent of the Company to an assignment or transfer or sub-participation must not be unreasonably withheld or delayed.

(c)                                       An assignment will only be effective on:

(i)                       receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                    performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)                                      A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)                                       If:

(i)                       a Lender assigns or transfers or sub-participates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                    as a result of circumstances existing at the date the assignment, transfer, sub-participation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation or change had not occurred.

(f)                                        Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3                  Assignment or transfer fee

For the avoidance of doubt, on the date upon which an assignment or transfer takes effect, the New Lender shall not be required to pay to the Agent (for its own account) any fees.

23.4                  Limitation of responsibility of Existing Lenders

(a)                                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                       the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                    the financial condition of any Obligor;

(iii)                 the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                      Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                       has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                    will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                       Nothing in any Finance Document obliges an Existing Lender to:

(i)                       accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)                    support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5                  Procedure for transfer

(a)                                      Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                      The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                       Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)                       to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                    each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                 the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                the New Lender shall become a Party as a “Lender”.

23.6                  Procedure for assignment

(a)                                      Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                                      The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                                       Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)                       the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                    the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                 the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                                      Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7                  Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

23.8                  Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                      any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                      in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                       release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                    require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9                  Pro rata interest settlement

(a)                                      If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)                       any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three Months, on the next of the dates which falls at three Monthly intervals after the first day of that Interest Period); and

(ii)                    the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)                 when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)                 the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)                                      In this Clause 23.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

24.                         CHANGES TO THE OBLIGORS

24.1                  Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2                  No Additional Borrowers

The Company may not request that any entity or person becomes an additional borrower.

24.3                  Resignation of a Borrower

(a)                                      The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                                      The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                       no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                    the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4                  Additional Guarantors

(a)                                      Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)                       the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                    the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                                      The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)                                       Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.5                  Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6                  Resignation of a Guarantor

(a)                                      The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)                                      The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                       no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                    all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

25.                         ROLE OF THE AGENT AND THE ARRANGER AND THE REFERENCE BANKS

25.1                  Appointment of the Agent

(a)                                      Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                      Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2                  Instructions

(a)                                     The Agent shall:

(i)                       unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)                 all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                 in all other cases, the Majority Lenders; and

(ii)                    not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)                                      The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                       Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                                      The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                                       In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)                                        The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3                  Duties of the Agent

(a)                                      The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                                      Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)                                       Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)                                      Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                                       If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)                                        If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)                                       The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4                  Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5                  No fiduciary duties

(a)                                      Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                                      Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6                  Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7                  Rights and discretions

(a)                                      The Agent may:

(i)                       rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)                    assume that:

(A)                 any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                 unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                 rely on a certificate from any person:

(A)                 as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                 to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                                      The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                       no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)                    any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)                 any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                       The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)                                      Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)                                       The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)                                        The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)                                       Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)                                      Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)                                          Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8                  Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)                                      the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)                                      the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)                                       any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9                  No duty to monitor

The Agent shall not be bound to enquire:

(a)                                      whether or not any Default has occurred;

(b)                                      as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                                       whether any other event specified in any Finance Document has occurred.

25.10           Exclusion of liability

(a)                                      Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)                       any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)                    exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)                 without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)                 any act, event or circumstance not reasonably within its control; or

(B)                 the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                                      No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)                                       The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                     Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)                       any “know your customer” or other checks in relation to any person; or

(ii)                    any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)                                      Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11           Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12           Resignation of the Agent

(a)                                      The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)                                      Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                                       If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)                                      If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)                                       The retiring Agent shall at its own cost make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)                                        The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)                                       Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)                                      After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)                                          The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)                       the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                    the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                 the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

25.13           Confidentiality

(a)                                      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                      If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14           Relationship with the Lenders

(a)                                      Subject to Clause 23.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                       entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                    entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                      Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made)

and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15           Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                      the financial condition, status and nature of each member of the Group;

(b)                                      the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                       whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                      the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16           Agent’s management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17           Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18           Role of Reference Banks

(a)                                      No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)                                      No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)                                       No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.18 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

25.19           Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 25.18 (Role of Reference Banks), Clause 34.3 (Other exceptions) and Clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

26.                         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                      oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                       oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.                         SHARING AMONG THE FINANCE PARTIES

27.1                  Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                      the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                       the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2                  Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3                  Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4                  Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                      as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5                  Exceptions

(a)                                      This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                      A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                       it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                    that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.                         PAYMENT MECHANICS

28.1                  Payments to the Agent

(a)                                      On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                      Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

28.2                  Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

28.3                  Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4                  Clawback and pre-funding

(a)                                      Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                      Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)                                       If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)                       the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)                    the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5                  Partial payments

(a)                                      If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order and (mutatis mutandis) in the manner contemplated by Clause 6.3 (Effect of prepayment on scheduled repayments):

(i)                       first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)                    secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                 thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                      The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                       Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6                  No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7                  Business Days

(a)                                      Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                      During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8                  Currency of account

(a)                                      Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                      Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                       Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

28.9                  Change of currency

(a)                                      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                       any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                    any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                      If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.10           Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                                      the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)                                      the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                       the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                      any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)                                       the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)                                        the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.                         SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.                         NOTICES

30.1                  Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2                  Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      in the case of the Company, that identified with its name below;

(b)                                      in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                       in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3                  Delivery

(a)                                      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                       if by way of fax, when received in legible form; or

(ii)                    if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)                                      Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                       All notices from or to an Obligor shall be sent through the Agent.

(d)                                      Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)                                       Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4                  Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

30.5                  Electronic communication

(a)                                      Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)                       notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)                    notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                      Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)                                       Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)                                      Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)                                       Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.5.

30.6                  English language

(a)                                      Any notice given under or in connection with any Finance Document must be in English.

(b)                                      All other documents provided under or in connection with any Finance Document must be:

(i)                       in English; or

(ii)                    if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.                         CALCULATIONS AND CERTIFICATES

31.1                  Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2                  Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3                  Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.                         PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.                         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any  such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.                         AMENDMENTS AND WAIVERS

34.1                  Required consents

(a)                                      Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                      The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2                  All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)                                      the definitions of “Majority Lenders” or “Termination Date” in Clause 1.1 (Definitions);

(b)                                      an extension to the date of payment of any amount under the Finance Documents;

(c)                                       a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)                                      an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)                                       a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(f)                                        any provision which expressly requires the consent of all the Lenders;

(g)                                       Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.2 (Change of control), Clause 6.3 (Effect of prepayment on scheduled repayments), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 38 (Governing law) or Clause 39.1 (Jurisdiction); or

(h)                                      the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

34.3                  Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, as the case may be.

34.4                  Snooze you loose

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)                                      its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(b)                                      its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.                         CONFIDENTIAL INFORMATION

35.1                  Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2                  Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                      to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                      to any person:

(i)                       to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                 appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.14 (Relationship with the Lenders));

(iv)                who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                   to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)             to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

(viii)          who is a Party; or

(ix)                with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                 in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                 in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                 in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)                                       to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)                                      to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3                  Disclosure to numbering service providers

(a)                                      Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                       names of Obligors;

(ii)                    country of domicile of Obligors;

(iii)                 place of incorporation of Obligors;

(iv)                date of this Agreement;

(v)                   Clause 38 (Governing law);

(vi)                the names of the Agent and the Arranger;

(vii)             date of each amendment and restatement of this Agreement;

(viii)          amounts of, and names of, the Facility (and any tranches);

(ix)                amount of Total Commitments;

(x)                   currency of the Facility;

(xi)                type of Facility;

(xii)             ranking of Facility;

(xiii)          Termination Date for Facility;

(xiv)         changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)            such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                                      The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                                       Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

35.4                  Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5                  Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6                  Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)                                      of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                      upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7                  Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)                                      the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                      the date on which such Finance Party otherwise ceases to be a Finance Party.

36.                         CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

36.1                  Confidentiality and disclosure

(a)                                      The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)                                      The Agent may disclose:

(i)                       any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)                    any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)                                       The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)                       any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)                    any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)                 any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the  case may be, it is not practicable to do so in the circumstances; and

(iv)                any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)                                      The Agent’s obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2                  Related obligations

(a)                                      The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)                                      The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)                       of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)                    upon becoming aware that any information has been disclosed in breach of this Clause 36.

36.3                  No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 36.

37.                         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.                         GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.                         ENFORCEMENT

39.1                  Jurisdiction

(a)                                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                                      The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                       This Clause 39.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2                  Service of process

(a)                                      Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)                       irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)                    agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)                                      If any person appointed as a process agent is unable for any reason to act as process agent, the Company (on behalf all the Obligors) must promptly (and in any event within 20 (twenty) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith).

(c)                                       An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly.  In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

40.                         ATTORNEY REPRESENTATION

If an Obligor incorporated in the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement and/or any other Finance Document it is hereby expressly acknowledged and accepted by the parties to this Agreement and/or any other Finance Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

The Company	110189

Name of Original Guarantor	Registration number (or equivalent, if any)

The Company	110189

The Dutch Guarantor	08046439

Part II

The Original Lenders

Name of Original Lender	Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A., London branch	€110,000,000	13/M/0268710/DTTP United States of America
Total	€110,000,000	N/A

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.                                Original Obligors

(a)                                      A copy of the constitutional documents of each Original Obligor.

(b)                                      A copy of a resolution of the board of directors of each Original Obligor:

(i)                       approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                    authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                       A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                      A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(e)                                       If applicable, a copy of the resolution signed by the supervisory board of the relevant Original Obligor.

(f)                                        A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)                                       A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                Legal opinions

(a)                                      A legal opinion of Sidley Austin LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                      If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                Other documents and evidence

(a)                                      Evidence that any process agent referred to in Clause 39.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)                                      The Original Financial Statements of each Original Obligor.

(c)                                       The Fee Letter executed by the Company.

(d)                                      Evidence that the fees then due from the Company pursuant to Clause 11 (Fees) have been paid or will be paid by the first Utilisation Date.

Part II

Conditions Precedent required to be
delivered by an Additional Obligor

1.                                An Accession Letter, duly executed by the Additional Obligor and the Company.

2.                                A copy of the constitutional documents of the Additional Obligor.

3.                                A copy of a resolution of the board of directors of the Additional Obligor:

(a)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                      authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                       authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.                                A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.                                A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                If available, the latest audited financial statements of the Additional Obligor.

9.                                If the Additional Obligor is incorporated in England and Wales, a legal opinion of Sidley Austin LLP, legal advisers to the Arranger and the Agent in England.

10.                         If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

11.                         If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.                         If the proposed Additional Obligor is incorporated in the Netherlands, a copy of the unconditional positive advice (advies), including the request for advice, from the competent works council(s) (if applicable).

SCHEDULE 3
REQUESTS

Part I

Utilisation Request

From:               [Borrower]

To:                             [Agent]

Dated:

Dear Sirs

[Company] – [                        ] Facility Agreement

dated [                  ] (the “Agreement”)

1.                                We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.                                We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                The proceeds of this Loan should be credited to [account].

5.                                This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Part II

Selection Notice

From:               [Borrower]

To:                             [Agent]

Dated:

Dear Sirs

[Company] - [        ] Facility Agreement
dated [      ] (the “Agreement”)

1.                                We refer to the Agreement.  This is a Selection Notice.  Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                We refer to the following Loan[s] with an Interest Period ending on [               ]*.

3.                                [We request that the above Loan[s] be divided into [             ] Loans  with the following amounts and Interest Periods:] **

or

[We request that the next Interest Period for the above Loan[s] is [      ]].***

4.                                This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of]
[name of relevant Borrower]

*                      Insert details of all Loans which have an Interest Period ending on the same date.

**               Use this option if division of Loans is requested.

***        Use this option if sub-division is not required.

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:                             [          ] as Agent

From:               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Company] – [          ] Facility Agreement

dated [       ] (the “Agreement”)

1.                                We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                We refer to Clause 23.5 (Procedure for transfer):

(a)                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)                                      The proposed Transfer Date is [         ].

(c)                                       The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.                                The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

[5/6].             This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7].             This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[7/8].             This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:                             [   ] as Agent and [        ] as Company, for and on behalf of each Obligor

From:               [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Company] - [    ] Facility Agreement

dated [      ] (the “Agreement”)

1.                                We refer to the Agreement. This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                We refer to Clause 23.6 (Procedure for assignment):

(a)                                      The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)                                      The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)                                       The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                The proposed Transfer Date is [      ].

4.                                On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.                                The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

[8/9].                   This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].            This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].     This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12]. This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [      ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 6
FORM OF ACCESSION LETTER

To:                             [        ] as Agent

From:               [Subsidiary] and [Company]

Dated:

Dear Sirs

[Company] — [         ] Facility Agreement

dated [        ] (the “Agreement”)

1.                                We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause 24.4 (Additional Guarantors) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

SCHEDULE 7
FORM OF RESIGNATION LETTER

To:                             [      ] as Agent

From:               [resigning Obligor] and [Company]

Dated:

Dear Sirs

[Company] — [       ] Facility Agreement
dated [       ] (the “Agreement”)

1.                                We refer to the Agreement.  This is a Resignation Letter.  Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                                We confirm that:

(a)                                      no Default is continuing or would result from the acceptance of this request; and

(b)                                      [                     ]*

4.                               This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[Subsidiary]

By:	By:

*            Insert any other conditions required by the Facility Agreement.

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:                             [      ] as Agent

From:               [Company]

Dated:

Dear Sirs

[Company] — [         ] Facility Agreement
dated [           ] (the “Agreement”)

1.                                We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                We confirm, in respect of the financial statements which are delivered together with this Compliance Certificate in accordance with Clause 19 (Information Undertakings) that such financial statements are the combined financials of the Group (excluding Apex Valves Ltd) and are prepared in accordance with GAAP.

3.                                We confirm that:  [Insert details of covenants to be certified]

4.                                [We confirm that no Default is continuing.] *

5.                                [Include any other confirmations or certifications required by the Facility Agreement]

Signed:
	Director	Director
	of	of
	[Company]	[Company]

*            If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	U-1 09:30 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-1 4:30 p.m.

EURIBOR is fixed	Quotation Day 11:00 a.m. (Brussels time)

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Quotation Day 11:30 a.m. (Brussels Time)

FACILITY AGREEMENT EXECUTION PAGES

The Company as Company, Original Borrower and Original Guarantor

SIGNED on behalf of

WATTS INTERNATIONAL HOLDINGS LIMITED

as Company, Original Borrower and Original Guarantor

By:	/s/ Michael Mahtani

Name: Michael Mahtani

Title: Director

In the presence of:	/s/ Tanya Hurtado

By: Abacus Secretaries (Gibraltar) Limited

Name: Tanya Hurtado

Title: Secretary

Address:	5-9 Main Street, Gibraltar AX11-1AA, Gibraltar

E-mail:	michael.mahtani@abacus.gi

Attention:	Michael Mahtani

Copy to:

(Watts — Signature Page to Facility Agreement)

The Dutch Guarantor as Dutch Guarantor and Original Guarantor

SIGNED on behalf of

WATTS WATER TECHNOLOGIES EMEA B.V.

as Dutch Guarantor and Original Guarantor

By:	/s/ Olivier Jean Paul Giverdon

Name: Olivier Jean Paul Giverdon

Title: Management Board Member

By:	/s/ Richard Antonius Cornelis van Berger

Name: Richard Antonius Cornelius van Bergen

Title: Management Board Member

Address:	Watts Water Technologies EMEA B.V., Stawinskylaan 3099, 1077 ZX Amsterdam

E-mail:	Olivier.Giverdon@wattswater.com

Attention:	Olivier Giverdon

Copy to:	Tom Haitsma, VP Legal and Compliance EMEA (same address)

(Watts — Signature Page to Facility Agreement)

The Arranger

SIGNED on behalf of

JPMORGAN CHASE BANK, N.A.

as Arranger

By:	/s/ Peter M. Killea

Name: Peter M. Killea

Title: Executive Director

Address:	2 Corporate Drive, Floor 7, Shelton, CT 06484-6238

E-mail:	Thomas.d.mccormick@jpmorgan.com

Attention:	Thomas D. McCormick

Copy to:	Peter M. Killea

Two Corporate Drive, #730, Shelton, CT 06484, USA

+1 203-944-8495

peter.killea@jpmorgan.com

(Watts — Signature Page to Facility Agreement)

The Original Lender

SIGNED on behalf of

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

as Original Lender

By:	/s/ Altan Kayaalp

Name: Altan Kayaalp

Title: Executive Director

Address:	25 Bank Street, Canary Warf, London E14 5JP

E-mail:	Altan.Kayaalp@jpmorgan.com

Attention:	Altan Kayaalp

Copy to:	Peter Killea

Two Corporate Drive, #730, Shelton, CT 06484, USA

+1 203-944-8495

peter.killea@jpmorgan.com

(Watts — Signature Page to Facility Agreement)

The Agent

SIGNED on behalf of

J.P. MORGAN EUROPE LIMITED

as Agent

By:	/s/ Altan Kayaalp

Name: Altan Kayaalp

Title: Executive Director

Address:	25 Bank Street, Canary Warf, London E14 5JP

E-mail:	European.loan.operations@jpmorgan.com

Attention:	Raghavendra Jakka

Copy to:	Peter Killea

Two Corporate Drive, #730, Shelton, CT 06484, USA

+1 203-944-8495

peter.killea@jpmorgan.com

(Watts — Signature Page to Facility Agreement)